Exhibit 10.1
UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF FLORIDA
FORT LAUDERDALE DIVISION
CASE NO. 07-61241-CIV-COHN/SELTZER
JACOB SCHWARTZ, Derivatively on Behalf
of PEDIATRIX MEDICAL GROUP, INC.,
          Plaintiff,
v.
ROGER J. MEDEL, CESAR L. ALVAREZ,
LAWRENCE M. MULLEN, JOSEPH M.
CALABRO, KARL B. WAGNER, THOMAS
W. HAWKINS, KRISTEN BRATBERG,
WALDEMAR A. CARLO, MICHAEL B.
FERNANDEZ, ROGER K. FREEMAN,
PAUL G. GABOS, ENRIQUE J. SOSA, and
PASCAL J. GOLDSCHMIDT,
          Defendants,
- and -
PEDIATRIX MEDICAL GROUP, INC.,
a Florida corporation,
          Nominal Defendant.

STIPULATION OF SETTLEMENT
     This Stipulation of Settlement (“Stipulation”) is made and entered into as of this 16th day of January, 2008, subject to the approval of the Court, by and between: (i) Plaintiff Jacob Schwartz (“Plaintiff”) who has brought suit derivatively for and on behalf of Nominal Defendant Pediatrix Medical Group, Inc. (“Pediatrix” or the “Company”); (ii) Defendants Roger J. Medel, Cesar L. Alvarez, Lawrence M. Mullen, Joseph M. Calabro, Karl B. Wagner, Thomas W. Hawkins, Kristen Bratberg, Waldemar A. Carlo, Michael B. Fernandez, Roger K. Freeman, Paul G. Gabos, Enrique J. Sosa, and Pascal J. Goldschmidt (the “Individual Defendants”); and (iii) Pediatrix (Plaintiff, the Individual Defendants and Pediatrix shall be referred to collectively as the “Parties”).

     WHEREAS:
     A. In June 2006, in response to an informal shareholder inquiry, the Company began an informal limited review of its past stock option granting practices. In early August 2006, after reviewing the Company’s initial findings, the Audit Committee (the “Audit Committee”) of the Board of Directors (the “Board”) began conducting a comprehensive review of the Company’s stock option granting practices and retained independent counsel and forensic accounting experts to assist in the review.
     B. On August 26, 2006, the independent members of the Board appointed the two members of the Audit Committee who were conducting the review, Paul G. Gabos and Enrique J. Sosa, pursuant to Section 607.07401, Florida Statutes, to serve as a Special Committee (the “Special Committee”) for the purpose of considering and investigating a demand regarding the Company’s stock option granting practices received from a Pediatrix shareholder. The Special Committee retained the independent counsel and experts who were already assisting the Audit Committee. As used herein, the term “Committee” refers to the Audit Committee and/or the Special Committee acting in this matter, each of which for this purpose consisted of Messrs. Gabos and Sosa.
     C. On May 30, 2007, Plaintiff served a written demand on the Board demanding that the Board immediately investigate and bring legal action concerning improper backdating of stock options. The Board also presented Plaintiff’s demand letter to the Committee.

     D. The Committee’s year-long investigation and review covered all of Pediatrix’s stock option grants from the date of the initial public offering in September 1995 through Pediatrix’s options issuances in June 2006. The Committee reviewed the facts and circumstances surrounding the options to purchase approximately 20,000,000 shares of common stock, as well as approximately 700,000 shares of restricted stock, granted pursuant to more than 1,300 grants on 114 dates. The Committee and its attorneys and consultants reviewed more than 32,000,000 physical and electronic documents and conducted 35 interviews with more than a dozen current and former directors, officers, and employees.
     E. As a result of its investigation, the Committee determined that fifty-six (56) stock option grants made on seven (7) dates between April 1997 and August 2000 were backdated. The Committee also identified other option grants in which applicable accounting principles were misapplied and/or process deficiencies or administrative errors occurred resulting in the application of inappropriate measurement dates to option grants. The Committee found no evidence that the Board, any committee of the Board, or any non-executive director participated in backdating or was aware of backdating at the time. The Committee further found no evidence establishing intentional misconduct by any of the Company’s current executive officers. The Committee, however, determined that certain members of current senior management did not adequately ensure that the stock option grant processes and systems were administered properly.
     F. In connection with the Committee’s investigation, and in response to Plaintiff’s demand, certain remedial actions and measures have been undertaken. A description of the monetary payments and remedial measures is set forth in Section VI, below.
     G. Plaintiff’s demand on the Board was a significant contributing factor in the Company’s adoption of the remedial measures described herein.

     H. On August 30, 2007, Plaintiff filed this shareholder derivative action on behalf of Pediatrix against certain of Pediatrix’s present and former officers and directors Roger J. Medel, Cesar L. Alvarez, Lawrence M. Mullen, Joseph M. Calabro, Karl B. Wagner, Thomas W. Hawkins, Kristin Bratberg, Waldemar A. Carlo, Michael B. Fernandez, Roger K. Freeman, Paul G. Gabos, Enrique J. Sosa and Pascal Goldschmidt alleging, inter alia, that from 1996 to 2007, the Company and certain of the Individual Defendants engaged in improper backdating of stock options and disseminated materially false proxy statements to shareholders of Pediatrix (the “Action”).
     I. The Action asserts claims under Section 14(a) of the Securities Exchange Act of 1934 and Securities and Exchange Commission (“SEC”) Rule 14a-9, and asserts claims for accounting, breaches of fiduciary duty and or aiding and abetting, abuse of control, gross mismanagement, constructive fraud, corporate waste, unjust enrichment, rescission, and breach of fiduciary duty for insider selling and misappropriation of information.
     J. After several weeks of extensive arms-length negotiations, counsel for the Parties have reached an agreement (as set forth herein) concerning the settlement of the Action (the “Settlement”). The Parties’ agreement has been reached after repeated discussions among counsel. Counsel for the Parties have concluded that the terms contained in this Stipulation are fair, reasonable and adequate to Pediatrix and its shareholders and that it is fair and reasonable to settle the Action based upon the procedures outlined herein and the substantial benefits and protections described below.
     K. The Company, the Individual Defendants, the Committee, and Plaintiff have considered the terms of this Stipulation and believe that the Settlement, subject to the terms herein, is desirable and in the best interest of the Company and its shareholders.
     L. The Company and the Individual Defendants have denied, and continue to deny, any liability or wrongdoing with respect to any and all claims alleged in the Action, or otherwise. Without conceding their defenses, the Company and the Individual Defendants nevertheless consider the dismissal of the Action, subject to the terms and conditions herein, desirable because, among other things, this Stipulation and the Settlement will eliminate the substantial burden, expense, inconvenience, and distraction of litigation.

     M. Nothing in this Stipulation shall be construed as an admission or a presumption, or concession by the Company or the Individual Defendants of any breach of duty, fault, liability or wrongdoing as to any fact or claim alleged or asserted in the Actions or any other civil, criminal, or administrative actions or proceedings.
     NOW, THEREFORE, IT IS STIPULATED AND AGREED, pursuant to Federal Rule of Civil Procedure 23.1 (“Rule 23.1”), and subject to approval of the Court, that the Action be finally and fully compromised, settled, released, discharged and dismissed with prejudice as to Pediatrix and the Individual Defendants (collectively, the “Defendants”) on the following terms and conditions:
I. RELEASE OF CLAIMS
     1. Upon Final Approval (as defined below), all of the Released Claims (as defined below) are completely, fully, finally and forever discharged, extinguished, and dismissed with prejudice, subject to the terms and conditions set forth in this Stipulation.
     2. For the purposes of this Stipulation:
          (a) “Final Approval” shall be considered to have occurred after the following: (i) approval of the Stipulation by the Board; (ii) entry of the Order and Final Judgment approving the Settlement in the form attached hereto as Exhibit A, and the expiration of any applicable appeals period for the appeal of the Order and Final Judgment without an appeal being filed or, if an appeal is taken, upon entry of an order affirming the Order and Final Judgment appealed from (or dismissing the appeal) and the expiration of any applicable period for the reconsideration, rehearing or appeal of such affirmance (or dismissal) without any motion for reconsideration or rehearing or further appeal having been filed. An appeal only with respect to the award of attorneys’ fees shall not affect Final Approval or the finality of the Settlement.

          (b) “Released Persons” means: (i) Pediatrix and its predecessors, associates, past and present subsidiaries, and affiliated professional corporations, associations and general or limited partnerships, limited liability companies and each and all of their respective past or present officers, members, directors, shareholders, boards, agents, representatives, employees, attorneys, financial or investment advisors, advisors, consultants, auditors, accountants, commercial bankers, trustees, insurers, co-insurers, excess insurers, underwriters, and reinsurers (except to the extent claims against insurance carriers are specifically reserved herein); (ii) all persons who are or were Defendants in the Action, including the Individual Defendants, and each of their respective heirs, successors, executors, assigns, trustees, trusts, general or limited partnerships, members, spouses, immediate family members, representatives, attorneys, advisors, consultants, accountants, agents, and administrators, whether or not they were served with process or otherwise appeared in the Action; and (iii) the Committee and their counsel and consultants, the Compensation Committee of the Board, and any and all other committees of the Board.
          (c) “Released Claims” means any and all statutory or common law claims (including Unknown Claims, as defined below), rights, demands, suits, matters, actions or causes of action, liabilities, damages, losses, obligations, judgments, fees, expenses, costs, matters, and issues, of any kind, whether known or unknown or suspected to exist, whether fixed or contingent, accrued or un-accrued, liquidated or un-liquidated, matured or un-matured, at law or in equity, that have been, could have been, or in the future can or might have been, asserted in the Action or in any court, any other adjudicatory tribunal or proceeding, by or on behalf of Plaintiff, whether in a derivative, direct, representative or in any other capacity, by any past or present shareholder of the Company (whether in a derivative, direct, representative or in any other capacity), by the Company, or by their or its predecessors, successors or assigns (or any person(s) claiming by, through, in the right of, or on behalf of them or the Company by assignment or otherwise except to the extent claims against insurance carriers are specifically reserved herein), which have arisen, arise now or hereafter arise out of or relate in any manner to the allegations, facts, events, practices, conduct, transactions, matters, acts, occurrences, statements, representations, alleged misrepresentations or omissions, or any other matter, thing, or cause whatsoever, involved, referred to, or otherwise related directly or indirectly, in any way to the Action or the subject matter of the Action, including, without limitation, any claims in any way related to: (i) the fiduciary obligations of the Individual Defendants or any other Released Persons relating to or in connection with the allegations made in the complaint in the Action or the investigation of such allegations; (ii) any disclosures or alleged misrepresentations or omissions allegedly made or not made by any of the Released Persons regarding the subject matter of the Action; (iii) any filings made regarding the subject matter of the Action; (iv) the stock option granting practices of the Company, the actions of the Committee, the Compensation Committee and any other committee of the Board, and any and all disclosures made in connection with any of the foregoing; and (v) the Settlement and this Stipulation or any other matters described or alleged in this Stipulation, excepting only claims for enforcement of the terms or conditions of this Stipulation.

     3. The releases contemplated by this Stipulation extend to claims that any party granting a release (“Releasing Parties”) does not know or suspect to exist at the time of the release, which if known might have affected that party’s decision to enter into the release (the “Unknown Claims”). With respect to any and all Released Claims, the Parties stipulate and agree that each of the Releasing Parties shall be deemed to have, and by operation of the Order and Final Judgment shall have, expressly waived, any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable, or equivalent to Cal. Civ. Code § 1542, which provides:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.
     The Releasing Parties acknowledge that they may discover facts in addition to or different from those now known or believed to be true with respect to the Released Claims, but that it is the intent of the Releasing Parties to hereby completely, fully, finally and forever compromise, settle, release, discharge and extinguish any and all Released Claims, known or unknown, suspected or unsuspected, which now exist, or heretofore existed, or may hereafter exist, and without regard to the existence or subsequent discovery of additional or different facts. The Parties acknowledge that the inclusion of Unknown Claims in the definition of Released Claims was separately bargained for and a material element of the Stipulation.
     4. Notwithstanding any other provision of this Stipulation or anything contained in any Exhibit to this Stipulation, nothing in this Stipulation or its Exhibits shall be construed to: (a) release, discharge, extinguish or otherwise compromise any claims that Pediatrix or any person who is or was a Defendant in the Action may have under or relating to any policy of liability or any other insurance policy; or (b) release any insurer, co-insurer, excess insurer or reinsurer from any obligation owed to Pediatrix or any person who is or was a Defendant in the Action for indemnity or coverage under or relating to any policy of liability or other insurance policy.

II. SUBMISSION AND APPLICATION TO THE COURT
     1. As soon as practicable after execution of this Stipulation, the Parties shall jointly apply to the Court for an order in the form attached hereto as Exhibit B (the “Preliminary Approval and Scheduling Order”), which shall provide:
          (a) that a settlement hearing (the “Settlement Hearing”) be held to determine whether the Court should: (i) approve the Settlement pursuant to Rule 23.1 as fair, reasonable, adequate and in the best interest of Pediatrix and its shareholders; (ii) enter an Order and Final Judgment dismissing the Action with prejudice, with each party to bear its, his or her own costs, and release and enjoin prosecution of any and all Released Claims; (iii) consider the application of Plaintiff’s counsel for an award of attorneys’ fees and expenses; and (iv) hear such other matters as the Court may deem necessary and appropriate;
          (b) that a copy of the Notice of Hearing and Proposed Settlement of Derivative Action (the “Notice”), substantially in the form attached hereto as Exhibit C, shall be sent to all shareholders of record of the Company as of the date of the Preliminary Approval and Scheduling Order and further that the distribution of the Notice, substantially in the manner set forth in the Preliminary Approval and Scheduling Order, constitutes the best notice practicable under the circumstances, meets the requirements of applicable law and due process, is sufficient notice of all matters relating to the Settlement and fully satisfies the requirements of due process and of Rule 23.1;

          (c) a Court finding that the Settlement appears to be the product of serious, informed, extensive arms-length negotiations, has no obvious deficiencies, provides value to the Company and, therefore, merits further consideration.
          (d) a grant of preliminary approval of the Settlement and a preliminary finding that the Settlement is fair, reasonable, adequate and in the best interests of the Company and its shareholders; and
          (e) a stay of the Action except for the purposes of effecting the Notice and implementing the Settlement described herein.
     2. All costs incurred in providing the Notice, including printing and copying, as set forth in the Preliminary Approval and Scheduling Order, shall be paid by the Company.
III. ORDER AND FINAL JUDGMENT
     1. Upon approval of the Settlement (including any modification thereto made with the consent of Plaintiff, the Company and the Individual Defendants as provided for herein) by the Court, the Court shall enter an Order and Final Judgment, substantially in the form attached hereto as Exhibit A, which among other things:
          (a) approves the Settlement, adjudges the terms thereof to be fair, reasonable, adequate and in the best interests of the Company and its shareholders, and directs consummation of the Settlement in accordance with the terms and conditions of this Stipulation;
          (b) determines that the requirements of Rule 23.1 and due process have been satisfied in connection with the Notice to the Company’s shareholders; and dismisses the Action with prejudice as to Plaintiff, the Company, the Company’s shareholders and all of the Individual Defendants, extinguishing, discharging and releasing any and all Released Claims against the Company and the Individual Defendants, with said dismissal subject only to compliance by the

Company and the Individual Defendants with the terms of this Stipulation and any order of the Court concerning this Stipulation; and permanently enjoining Plaintiff, the Company’s past or present shareholders, and any one claiming through or for the benefit of any of them from asserting, commencing, prosecuting, assisting, instigating or in any way participating in the commencement or prosecution of any action or other proceeding, in any forum, asserting any Released Claims, whether in a derivative, direct, representative or in any other capacity, against any Released Person.
     IV. RES JUDICATA / COLLATERAL ESTOPPEL
     1. The Released Persons may file this Stipulation and/or the Order and Final Judgment in any action that may be brought against them in order to support an injunction barring the action, a defense or counterclaim based on principles of res judicata, collateral estoppel, release, good faith settlement, judgment bar or reduction or any other theory of claim preclusion or issue preclusion or similar defense or counterclaim.
V. RIGHT TO WITHDRAW FROM SETTLEMENT
     1. Plaintiff, the Company and each of the Individual Defendants shall have the separate option to withdraw from the Settlement in the event that: (a) the Order and Final Judgment referred to above are not entered substantially in the form specified herein, including such modifications as may be agreed upon by all the Parties; or (b) the Settlement does not receive Final Approval, or the Court approves the Settlement but such approval is reversed or vacated or substantially modified on appeal, reconsideration or otherwise, provided, however, that the entry by the Court, in the Order and Final Judgment, or otherwise, of an award of attorneys’ fees and costs that is less than that sought by Plaintiff’s counsel or less than the amount the Company and/or its insurance carrier(s) have agreed to pay shall not be a basis for withdrawal from the Settlement.

     2. In the event that the Settlement does not receive Final Approval, then the Settlement and any actions taken in connection therewith shall be vacated and terminated and shall become null and void for all purposes, and all negotiations, transactions, and proceedings connected with it: (a) shall be without prejudice to the rights of any party hereto; (b) shall not be deemed to be or construed as evidence of, or an admission by any party of, any fact, matter, or thing; and (c) shall not be admissible in evidence or be used for any purpose in any subsequent proceedings in the Action or any other action or proceeding. The Parties to this Stipulation shall be deemed to have reverted to their respective status in the Actions as of the date and time immediately prior to the execution of this Stipulation, and, except as otherwise expressly provided, the Parties shall proceed in all respects as if this Stipulation and any related orders had not been entered.
     3. To exercise its option to withdraw from and terminate this Settlement, such Party must provide, within ten (10) days after the event giving rise to such option, written notice of such withdrawal and the grounds therefor to all signatories to this Stipulation.
VI. MONETARY PAYMENTS AND REMEDIAL MEASURES
     1. The Plaintiff’s May 30, 2007 demand letter was a significant contributing factor in Pediatrix’s decision to accept the monetary payments set forth in subsection “(a)” below and to implement the therapeutic remedies set forth in subsection “(b)” below:
          (a) Monetary Payments: In connection with the Committee’s investigation, Pediatrix received certain monetary payments, including payments from Joseph M. Calabro in the amount of $144,950, Karl B. Wagner in the amount of $154,975, and Virginia Turnier, M.D. in the amount of $519,000, which sums represented the amounts by which the proceeds they received from their exercises of backdated options to the extent that they exceeded the amounts they would have received based on the revised options measurement dates. Those payments have been paid to and accepted by Pediatrix.

          (b) Therapeutic Remedies. The Board has adopted corporate governance and internal control measures, including a detailed written policies governing stock option grants, which are designed to prevent backdating and ensure proper documentation and accounting of options. These measures include the following:
               • All grants of stock options, stock appreciation rights, restricted stock, deferred stock, bonus stock, awards payable in stock or any other stock-based award (individually, an “Equity Award” and collectively, “Equity Awards”) must be approved by the Compensation Committee of the Board or the Board. Notwithstanding any authority to the contrary under any equity compensation plan, resolution of the Board or otherwise, no person, including any officer of the Company, shall be authorized to exercise any authority to grant Equity Awards.
               • All grants of Equity Awards must be made in accordance with applicable state law, the charter of the Compensation Committee, these policies and procedures and the terms of the applicable equity compensation plan.
               • All grants of Equity Awards must be made during an in-person or telephonic meeting of the Compensation Committee or the Board or by the unanimous written consent executed by all members of the Compensation Committee or the Board, it being understood that no Equity Award granted pursuant to any such written consent may have an effective date earlier than the date that all executed counterparts of such unanimous written consent are delivered to the General Counsel of the Company.
               • In advance of a meeting, the Compensation Committee or the Board shall be provided in writing with a list prepared by the General Counsel that sets forth the name of each employee to whom the Equity Award is to be made and, in the case of a prospective employee not yet hired, the anticipated commencement date of employment (i.e., the first date such person will begin to provide services to the Company and accrue compensation under the Company’s payroll system), the type of Equity Award to be made, the number of shares underlying the Equity Award, and the terms and conditions relating to the vesting of the Equity Award.
               • The Compensation Committee or the Board may approve such list as submitted or with such changes as it deems appropriate. Following approval by the Compensation Committee or the Board, no subsequent changes may be made to the list of approved grants, except by the Compensation Committee or the Board with the advice of the General Counsel and Chief Financial Officer.

               • The exercise price for any Equity Award, the value of which is based upon a grant date value of the Company’s common stock, will be the closing sales price for a share of the Company’s common stock as reported on the New York Stock Exchange on the effective day of the grant as approved by the Compensation Committee or the Board, which day may not be prior to either the date such grant was approved by the Compensation Committee or the commencement date of employment of the employee to whom the Equity Award is being made.
               • Subject to these policies and procedures, the Compensation Committee or the Board may approve grants of Equity Awards at any time. However, grants to employees other than newly hired employees or prospective employees not yet hired may be effective only on a date within a “trading window” as defined by the Company’s Policy Statement on Inside Information and Insider Trading (effective February 2004), as amended from time to time. For example, a grant approved by the Compensation Committee during a “black-out” period (as defined in such policy) shall be on a date during a “trading window” as determined by the Compensation Committee or the Board on the date such grant is approved.
               • The form of the agreement applicable to each Equity Award must be approved by the Compensation Committee or the Board in advance of the grant.
               • Any modification to the terms of an Equity Award following its grant must be approved by the Compensation Committee or the Board with the advice of the General Counsel and Chief Financial Officer in accordance with these policies and procedures.
               • Grants of Equity Awards to Officers and Directors must be made and reported in accordance with the requirements of Section 16 of the Securities Exchange Act of 1934, as amended.
               • As soon as practicable, following each meeting of the Compensation Committee or the Board, at which an Equity Award has been approved in accordance with these policies and procedures, minutes shall be prepared to preserve an accurate and official record of the proceedings of such meeting.
               • The Chief Financial Officer or the General Counsel shall periodically (but no less frequently than once per fiscal quarter) provide the Compensation Committee with a summary of the number of shares reserved and available for issuance under each equity compensation plan.
               • All company personnel responsible for any matter relating to the granting of Equity Awards, administration of the Company’s equity compensation plans, or financial accounting for Equity Awards will be provided with a copy of the policies.

VII. STIPULATION IS NOT AN ADMISSION
     1. The provisions contained in this Stipulation and all negotiations, statements and proceedings leading up to and in connection therewith are not, shall not be argued to be, and shall not be deemed to be, a presumption, concession or admission by any of the Defendants of any breach of duty, fault, liability or wrongdoing as to any fact or claim alleged or asserted in the Actions or any other civil, criminal, or administrative actions or proceedings and shall not be interpreted, construed, deemed, invoked, offered or received in evidence, or otherwise used by any person in these or any other action or proceeding, whether civil, criminal or administrative, except in a proceeding to enforce the terms or conditions of this Stipulation. The Parties may, however, file this Stipulation or any judgment or order relating thereto in any action that may be brought against them to support an injunction barring the action, a defense or a counterclaim based on principles of res judicata, collateral estoppel, release, good faith settlement, judgment bar or reduction or any other theory of claim preclusion or issue preclusion or similar defense or counterclaim. Nothing contained herein shall prevent Defendants from complying with any disclosure obligation under federal, state or other law, or from otherwise referring to the Settlement or the releases contained in this Stipulation.
VIII. DENIAL OF LIABILITY
     1. Each Defendant specifically denies any liability whatsoever relating to any of the Released Claims, expressly denies having engaged in any breach of duty, violations of law or wrongful or illegal activity, or having failed to act in any matter required by law or rule, or having violated, or threatened to violate, any law or regulation or duty, and expressly denies that any person or entity has suffered harm. Each Defendant is entering into the Settlement and this Stipulation solely to avoid the uncertainty, harm, distraction, burden and expense occasioned by litigation. Each Defendant believes that it or he acted, at all times, in the best interests of the Company and its shareholders. The Court has made no finding that any Defendant has engaged in any wrongdoing or wrongful conduct or otherwise acted improperly or in violation of any law or regulation or duty in any respect.

IX. STANDSTILL AGREEMENT
     1. Pending entry of the Order and Final Judgment based on the Settlement provided for in this Stipulation, Plaintiff is barred and enjoined from commencing, prosecuting, instigating, or in any way participating in the commencement or prosecution of any action asserting any Released Claims, whether in a derivative, direct, representative or in any other capacity, against any Released Person. Plaintiff also agrees to assent to any motion to dismiss any other proceeding(s) to the extent any Released Claims are asserted or continue to be asserted in any court prior to or after the entry of a judgment based on the Settlement in the Action.
X. ATTORNEYS’ FEES AND EXPENSES
     1. Counsel for Plaintiff will apply to the Court for an award of attorneys’ fees and expenses (including costs and disbursements) in the total amount of $1,500,000. Defendants agree not to oppose such fee and expense award. No other counsel will be entitled to any other award of attorneys’ fees or expenses.
     2. Pediatrix and/or its insurers and/or their respective successors-in-interest shall pay to Plaintiff’s counsel attorneys’ fees (including costs and disbursements) in an aggregate amount of $1,500,000 (the “Fees and Expenses”). The Fees and Expenses shall be paid to Coughlin, Stoia, Geller, Rudman & Robbins, LLP, within ten (10) business days after the date on which the Court enters the Order and Final Judgment approving the Fees and Expenses, provided that the payment shall be maintained in an interest bearing escrow account until such time as the Final Approval, and subject to Plaintiff’s counsel’s obligation to make appropriate refunds or repayments plus accrued interest if, as a result of any appeal and/or further proceedings on remand, or successful collateral attack, the amount of Fees and Expenses is reduced or reversed. Except as expressly provided herein, Plaintiff and Plaintiff’s counsel shall bear their own fees, costs and expenses and no Defendant shall assert any claim for expenses, costs and fees against the Plaintiff or Plaintiff’s counsel. Nothing contained herein shall be deemed to prejudice the rights of Defendants to seek reimbursement under any insurance policy of the Fees and Expenses awarded by the Court.
     3. The allowance or disallowance by the Court of any award of attorneys’ fees and/or expenses will be considered by the Court following approval of this Stipulation and separately from the Court’s consideration of the fairness, reasonableness and adequacy of the Settlement. Any order, or proceeding, relating to the application by Plaintiff’s counsel for an award of Fees and Expenses, or any appeal from any order relating thereto or reversal or modification thereof, shall have no effect on the Settlement and shall not operate to terminate or cancel this Stipulation or affect the finality of the Order and Final Judgment approving this Stipulation.
XI. GENERAL PROVISIONS
     1. The Parties: (a) acknowledge that it is their intent to consummate the Settlement; and (b) agree to cooperate to the extent reasonably necessary to effectuate and implement all terms and conditions of this Stipulation and to exercise their reasonable efforts to accomplish the foregoing terms and conditions of this Stipulation. The Parties shall seek the Court’s approval of the Preliminary Order and, when appropriate, the Final Order and Judgment.
     2. The Parties acknowledge, represent and warrant to each other that the terms of the Settlement are such that each of the Parties is to receive adequate consideration for the consideration given.

     3. Plaintiff and Plaintiff’s counsel represent and warrant that Plaintiff has continuously owned shares of Pediatrix common stock throughout the pendency of the Action, and none of the claims, rights or causes of action that were asserted, could or might have been asserted in, in connection with, under or arising out of any of the claims in the Action, including any Released Claims, has been assigned, encumbered or in any manner transferred in whole or in part.
     4. All agreements made during the course of the negotiations relating to the confidentiality of information shall survive the Stipulation and the Settlement.
     5. Except as otherwise expressly provided herein, the Parties shall bear their own costs and expenses.
     6. This Stipulation, together with its Exhibits, constitutes the entire agreement between the Parties with respect to the Settlement of the Action and supersedes any and all prior negotiations, discussions, agreements or undertakings, whether oral or written, with respect to the Settlement of the Action and no representations, warranties or inducements have been made by any party hereto concerning this Stipulation other than those contained and memorialized herein.
     7. The Exhibits hereto are incorporated in and constitute an integral part of this Stipulation.
     8. This Stipulation may be executed in one or more counterparts and all such counterparts together shall be deemed to be one and the same instrument.
     9. This Stipulation shall be binding upon, and inure to the benefit of the Parties hereto and their respective heirs, executors, administrators, successors, transferees, and assigns. This Stipulation is not intended, and shall not be construed, to create rights in other persons, confer benefits on any other persons, and make any other persons third party beneficiaries hereto, except as expressly provided hereby with respect to such aforementioned persons who are not Parties hereto.

     10. The Court shall retain jurisdiction with respect to the implementation and enforcement of the terms of the Stipulation and the Settlement, and the Parties submit to the jurisdiction of the Court for purposes of implementing and enforcing the terms of the Stipulation and Settlement.
     11. This Stipulation shall be governed by the laws of the State of Florida, without regard to conflict of laws principles that would cause the law of another jurisdiction to apply.
     12. Each counsel or person executing this Stipulation or any of the related documents on behalf of any Party hereto hereby warrants that such person has the full authority to do so.
     13. The Parties may not waive or vary any right hereunder except by an express written waiver or verification. The waiver by one Party of any breach of this Stipulation by another Party shall not be deemed a waiver of any other prior or subsequent breach of this Stipulation.
     14. This Stipulation shall not be construed more strictly against one Party than another merely by virtue of the fact that it, or any part of it, may have been prepared by counsel for one of the Parties, it being recognized that it is the result of arm’s length negotiations between the Parties and counsel for all Parties have contributed substantially and materially to the preparation of this Stipulation.
     15. Any signature to this Stipulation, to the extent signed and delivered by means of a facsimile machine or electronic mail, shall be treated in all manner and respects as an original signature and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of a Party to this Stipulation, any other Party to this Stipulation so executing and delivering this document by means of a facsimile machine or electronic mail shall re-execute original forms thereof and deliver them to the requesting Party. No Party to this Stipulation shall raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or agreement was transmitted or communicated through the use of a facsimile machine or electronic mail as a defense to the formation or the enforceability of this Stipulation and each such person forever waives any such defense.
     16. Without further order of the Court, the Parties hereto may agree in writing to reasonable extensions of time to carry out any of the provisions of this Stipulation.
[Signatures below]

     The Parties have caused this Stipulation to be duly executed and delivered by their counsel of record:

DATED: January 15, 2008	/s/ Douglas Wilens
Paul J. Geller, Esq.
Florida Bar No. 984795
David George, Esq.
Florida Bar No. 0898570
Douglas Wilens, Esq.
Florida Bar No. 0079987
Coughlin Stoia Geller Rudman
& Robbins LLP
120 East Palmetto Park Road, Suite 500
Boca Raton, FL 33432
Telephone: (561) 750-3000
Facsimile: (561) 750-3364
E mail: PGeller@csgrr.com
E mail: DGeorge@csgrr.com
E mail: DWilens@csgrr.com

Darren J. Robbins, Esq.
Travis E. Downs, III, Esq.
Coughlin Stoia Geller Rudman
& Robbins LLP
655 West Broadway, Suite 1900
San Diego, CA 92101
Telephone: (619) 231-1058
Facsimile: (619) 231-7423

Eduard Korsinsky
Levi & Korsinsky LLP
39 Broadway, Suite 1601
New York, NY 10006
Telephone: (212) 363-7500
Facsimile: (212) 363-7171

Counsel for Plaintiff

[and]

DATED: January 15, 2008	/s/ Joseph C. Coates
Bradford D. Kaufman, Esq.
Florida Bar No. 655465
Joseph C. Coates, Esq.
Florida Bar No. 772860
Greenberg Traurig, P.A.
777 South Flagler Drive
Suite 300 East
West Palm Beach, FL 33401
Telephone: (561) 650-7900
Facsimile: (561) 655-6222
E mail: kaufmanb@gtlaw.com
E mail: coatesj@gtlaw.com

Counsel for Defendants Cesar L. Alvarez, Waldemar
A. Carlo, Michael B. Fernandez, Roger K. Freeman,
Paul G. Gabos, Enrique J. Sosa, Pascal J.
Goldschmidt and Nominal Defendant Pediatrix
Medical Group, Inc.

DATED: January 15, 2008	/s/ David A. Gordon
Roberto Martinez, Esq.
Florida Bar No. 305996
Colson Hicks Eidson
255 Aragon Avenue, 2nd Floor
Coral Gables, FL 33134-2351
Telephone: (305) 476-7400
Facsimile: (305) 476-7444
E mail: bob@colson.com

and

Walter C. Carlson, Esq.
David A. Gordon, Esq.
Jennifer Peltz, Esq.
Sidley Austin Llp
One South Dearborn
Chicago, Illinois 60603
Telephone: (312) 853-7000
Facsimile: (312) 853-7036

Counsel for Defendants Roger J. Medel, Joseph M.
Calabro, Karl B. Wagner, and Thomas W. Hawkins

[and]

DATED: January 16, 2008	/s/ Terence M. Mullen
Lewis N. Brown, Esq.
Florida Bar No. 270008
Terence M. Mullen, Esq.
Florida Bar No. 191957
Gilbride Heller & Brown
One Biscayne Tower — 15th Floor
Two South Biscayne Blvd.
Miami, FL 33431
Telephone: (305) 358-3580
Facsimile: (305) 374-1756
E mail: lbrown@ghblaw.com
E mail: tmullen@ghblaw.com

Counsel for Defendant Kristen Bratberg

DATED: January 15, 2008	/s/ Morris Weinberg, Jr.
Morris Weinberg, Jr., Esq.
Florida Bar No. 486401
Nathan M. Berman, Esq.
Florida Bar No. 329230
Zuckerman Spaeder, LLP
101 East Kennedy Blvd.
Tampa, FL 33602
Telephone: (813) 221-1010
Facsimile: (813) 223-7961
E mail: sweinberg@zuckerman.com
E mail: nberman@zuckerman.com

Counsel for Defendant, Lawrence Mullen

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